UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 8, 2007
ABM Industries Incorporated
(Exact name of registrant as specified in its charter)

Delaware	1-8929	94-1369354

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Pacific Avenue, Suite 222, San Francisco, California	94111

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (415) 733-4000
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
In the March 12, 2007 press release discussed below in Item 8.01, ABM Industries Incorporated (the “Company”) announced that effective March 19, 2007, James Lusk will become its new Executive Vice President. Effective December 31, 2007, Mr. Lusk will succeed George B. Sundby as Executive Vice President & Chief Financial Officer.
Mr. Lusk, 51, was Vice President, Business Services & Chief Operating Officer for the Europe, Middle East and Africa regions for Avaya from January 2005 to January 2007. From October 2002 to January 2005 he was Executive Vice President, Chief Financial Officer and Treasurer of Bioscrip/MIM Corporation. From January 2002 until October 2002 Mr. Lusk was the Chief Executive Officer of Sevmir Enterprises, a financial services company which he founded. Prior to that, Mr. Lusk spent nineteen years in various positions at Lucent Technologies/AT&T, including President of Business Services and Interim CFO. He serves on the Board of Directors of Glowpoint, Inc.
The Compensation Committee has approved Mr. Lusk’s compensation, which for the remainder of fiscal year 2007 will be at an annual salary rate of $420,000 with a 2007 incentive bonus of $231,000. In fiscal year 2008, Mr. Lusk will begin to participate in the Company’s annual performance incentive program, under which he will be eligible for bonus payments based on the same criteria as other senior executives.
The Compensation Committee also authorized the grant to Mr. Lusk of equity awards with the aggregate value of $650,000, which value will be divided $275,000 in restricted stock units (“RSUs”), $250,000 in performance shares and the remaining $125,000 in nonqualified stock options based on the fair market value of ABM common stock on the effective date of Mr. Lusk’s employment, which the Company expects to be March 19, 2007. The vesting of the performance shares is tied to two-year profit margin and revenue targets in the period ending October 31, 2009.
The Company has entered into an employment agreement with Mr. Lusk that would extend through March 2009, and would further extend automatically for an additional one-year period if a notice of non-renewal is not given at least 90 days prior to the termination date. The employment agreement would also terminate earlier in connection with termination for cause, voluntary termination by Mr. Lusk or upon his total disability or death.
Under the employment agreement, Mr. Lusk would also eligible for other customary benefits including, but not limited to, participation in the Company’s 401(k) Plan, as well as group life, health, and accidental death and disability insurance programs. Under Company policies, the Company also provides certain other perquisites, such as automobiles or automobile allowances and expenses, club dues, and incidental personal benefits, including office parking.

The Company expects to enter into a severance agreement with Mr. Lusk, similar to those of current top senior management, should his employment with the Company be terminated under certain defined circumstances following a change in control. The agreements are considered to be “double trigger” arrangements where the payment of severance compensation is predicated upon the occurrence of two triggering events: (1) the occurrence of a change in control; and (2) either the involuntary termination of employment with the Company (other than for “cause” as defined in the agreement) or the termination of employment with the Company for “good reason” as defined in the agreement. The stated benefits consist of (1) a lump sum payment in an amount equal to two times the sum of base salary (at the rate in effect for the year in which the termination date occurs) and current target bonus; (2) the continuation of all health benefits or reasonably equivalent benefits for 18 months following the date of termination; and (3) a lump sum cash payment equal to the sum of any unpaid incentive compensation that was earned, accrued, allocated or awarded for a performance period ending prior to the termination date plus the value of any annual bonus or long-term incentive pay earned, accrued, allocated or awarded with respect to service during the performance period. Any payments under the severance agreement will be reduced to the extent that the executive receives payment under his employment agreement with the Company following a termination of employment.
Payments and benefits under the Company’s severance agreements (as well as under all other agreements or plans covering an executive) are subject to reduction in order to avoid the application of the excise tax on “excess parachute payments” under the Internal Revenue Code, but only if the reduction would increase the net after-tax amount received by the named executive officer (the “modified cap”) with one exception. The exception is that the reduction may be made to the extent the executive would be entitled to receive, on a net-after tax basis, at least 90% of the severance payment he would otherwise be entitled to under the severance agreement. In consideration for the protection afforded by the severance agreements, the executive agrees to non-competition provisions for the term of employment and for varying periods of time thereafter.
In connection with the transition, the existing employment agreement of Mr. Sundby has been amended, and extended from its current termination date of October 31, 2007 to December 31, 2007, at an annual salary rate of $360,000 and a fiscal year 2007 incentive bonus equal to 50% of his salary. He is entitled to an additional bonus of $100,000 on timely filing of the Company’s 2007 Form 10-K and effectiveness of the Company’s internal control over financial reporting. At the time the employment agreement ends, Mr. Sundby will also be entitled to receive a severance payment of $540,000 and reimbursement for the cost of certain continuing health insurance benefits. (He will not receive these payments on any earlier voluntary termination.) To the extent Mr. Sundby provides consulting services after December 31, 2007, he will receive $300 per hour.

Item 8.01	Other Events.
In a March 12, 2007 press release, the Company announced that it was establishing a Shared Services center in Houston, Texas, to consolidate certain back office operations; it also announced that it would locate its ABM Janitorial headquarters in Houston, concentrate its other business units in southern California and, in 2008, relocate its executive headquarters to New York City. A copy of the press release is attached as Exhibit 99.1 and is by this reference incorporated herein.
Item 9.01	Financial Statements and Exhibits.
(c) Exhibits
99.1 Press Released dated March 12, 2007, announcing a strategic repositioning and the appointment of James Lusk as Executive Vice President.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABM INDUSTRIES INCORPORATED
Dated: March 12, 2007	By:	/s/ Linda S. Auwers
Linda S. Auwers
Senior Vice President and General Counsel

Exhibit Index
99.1 Press Released dated March 12, 2007, announcing a strategic repositioning and the appointment of James Lusk as Executive Vice President.